Exhibit 16.1

Schwartz Levitsky Feldman llp

CHARTERED ACCOUNTANTS

LICENSED PUBLIC ACCOUNTANTS

TORONTO • MONTREAL

BY REGISTERED MAIL

January 7, 2015

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

U.S.A.

Dear Sir or Madam:

We are the former independent auditors for Rimrock Gold Corp. (the “Company”). We have read the Company’s disclosure in the section “Changes in Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s 8-K dated January 7, 2015and are in agreement with the Disclosure in that section, insofar as it pertains to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours very truly

SCHWARTZ LEVITSKY FELDMAN LLP

Chartered Accountants

Licensed Public Accountants

/s/ SCHWARTZ LEVITSKY FELDMAN LLP

2300 Yonge Street, Suite 1500, Box 2434 Toronto, Ontario M4P 1E4 Tel: 416 785 5353 Fax: 416 785 5663